Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MARSH & MCLENNAN COMPANIES, INC.

1.         The name of the corporation is MARSH & McLENNAN COMPANIES, INC. The name of the corporation when originally incorporated was MARLENNAN CORPORATION, and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 17, 1969.

2.         This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation as heretofore amended or supplemented and the provisions of this Restated Certificate of Incorporation.

3.         This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245(b) of the General Corporation Law of the State of Delaware.

4.         The Certificate of Incorporation of the corporation is hereby restated and integrated to read in its entirety as follows:

FIRST:           The name of the Corporation is MARSH & McLENNAN COMPANIES, INC.

SECOND:      The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD:         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:     The total number of shares of stock which the Corporation has the authority to issue is 1,606,000,000 of which 6,000,000 are shares of Preferred Stock with a par value of one dollar per share (hereinafter sometimes referred to as "Preferred Stock"), and 1,600,000,000 are shares of Common Stock with a par value of one dollar per share (hereinafter sometimes referred to as "Common Stock").

PART I

PREFERRED STOCK

The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each such series.

The authority of the Board of Directors with respect to each such series shall include a determination of the following (which may vary as between the different series of Preferred Stock):

(a)       The number of shares constituting the series and the distinctive designation of the series;

(b)       The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

(c)       Whether or not the shares of the series are redeemable and, if redeemable, including the time during which they shall be redeemable and the amount per share payable in case of redemption, which amount may, but need not vary according to the time and circumstances of such action;

(d)       The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

(e)       Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

(f)        The right, if any, to exchange or convert shares of the series into shares of any other series or class of stock of the Corporation and the rate or basis, time, manner and condition of exchange or conversion;

(g)       The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law;

(h)       Any other term, condition, or provision with respect to the series not inconsistent with the provisions of this Article FOURTH or any resolution adopted by the Board of Directors pursuant thereto.

PART II

COMMON STOCK

(a)         Dividends. Subject to any rights to receive dividends to which the holders of the shares of the Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors from any funds legally available therefor.

(b)       Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid to the holders of shares of Preferred Stock the full amounts to which they shall be entitled, the holders of the then outstanding shares of Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its stockholders. The Board of Directors may distribute in kind to the holders of the shares of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of the shares of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purpose of this paragraph (b).

(c)       Voting. Each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of the stockholders.

PART III

GENERAL PROVISIONS

(a)       No Preemptive Rights, Etc. No holder of shares of stock of the Corporation of any class shall have any preemptive, preferential or other right to purchase or subscribe for any shares of stock, whether now or hereafter authorized, of the Corporation of any class, or any obligations convertible into, or any options or warrants to purchase, any shares of stock, whether now or hereafter authorized, of the Corporation of any class, other than such, if any, as the Board of Directors may from time to time determine, and at such price as the Board of Directors may from time to time fix; and any shares of stock or any obligations, options or warrants which the Board of Directors may determine to offer for subscription to holders of any shares of stock of the Corporation may, as the Board of Directors shall determine, be offered to holders of shares of stock of the Corporation of any class or classes or series, and if offered to holders of shares of stock of more than one class or series, in such proportions as between such classes and series as the Board of Directors may determine.

(b)       No Action by Consent. Any action required or permitted to be taken by the holders of any class or classes of stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

FIFTH:          (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(1) Number of Directors.        Subject to the rights of the holders of any outstanding series of Preferred Stock or any other outstanding series or class of capital stock as may be specified in this Restated Certificate of Incorporation, the Board of Directors of the Corporation shall consist of not less than nine nor more than twenty-seven directors, the exact number of directors to be determined from time to time by a resolution adopted by the affirmative vote of at least two-thirds of the entire Board of Directors.

(2) Terms of Directors.          Subject to the rights of the holders of any outstanding series of Preferred Stock or any other outstanding series or class of capital stock as may be specified in this Restated Certificate of Incorporation: (i) at the 2009 Annual Meeting of Stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2010 Annual Meeting of Stockholders; (ii) at the 2010 Annual Meeting of Stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2011 Annual Meeting of Stockholders; and (iii) at the 2011 Annual Meeting of Stockholders and each Annual Meeting of Stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next Annual Meeting of Stockholders. Subject to prior death, retirement, resignation, disqualification or removal from office, a director shall hold office until his or her term has expired and his or her successor has been duly elected and qualified.

(3) Vacancies.             Except as otherwise required by law and subject to the rights of the holders of any outstanding series of Preferred Stock or any other outstanding series or class of capital stock as may be specified in this Restated Certificate of Incorporation, any vacancy on the Board of Directors (resulting from death, retirement, resignation, disqualification, removal from office or any other reason) and any newly created directorships (resulting from an increase in the authorized number of directors or any other reason) may be filled by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. Any director so chosen shall hold office until the term of the director whom he or she replaced has expired and his or her successor has been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

(c) Wherever the term "Board of Directors" is used in this Restated Certificate of Incorporation, such term shall mean the Board of Directors of the Corporation; provided, however, that to the extent any committee of directors of the Corporation is lawfully entitled to exercise the powers of the Board of Directors, such committee may exercise any right or authority of the Board of Directors under this Restated Certificate of Incorporation.

SIXTH:          (a)       Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that, on or after the date of adoption of this new Article SIXTH, he or she is serving or had served as a director or officer of the Corporation or, while serving as such director or officer, is serving or had served at the request of the Corporation as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer of the Corporation, shall be indemnified and held harmless by the

Corporation to the fullest extent authorized by Delaware law, as the same exists or may hereafter be changed or amended (but, in the case of any such change or amendment, only to the extent that such change or amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by an indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as provided in paragraph (b) hereof with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter, an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

(b)       Right of Indemnitee to Bring Suit. If a claim under paragraph (a) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover payments by the Corporation to recover an advancement of expenses pursuant to terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (other than a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to the action. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

(c)       Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant rights to indemnification, and to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(d)       Non-Exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

(e)       Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(f)        Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as also amended.

(g)       Survival of Prior Indemnification Provisions: Effect of Subsequent Change on Existing Rights. Nothing contained in this Article shall be construed as altering or eliminating the rights to indemnification existing, or based upon service by an indemnitee, prior to adoption of this new Article SIXTH. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

SEVENTH:   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of Delaware, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

EIGHTH:      (a) In addition to any affirmative vote required by law or this Restated Certificate of Incorporation or the by-laws of the Corporation, and except as otherwise expressly provided in Section (b) of this Article EIGHTH, a Business Transaction (as hereinafter defined)

with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or otherwise.

(b)       The provisions of Section (a) of this Article EIGHTH shall not be applicable to any particular Business Transaction, and such Business Transaction shall require only such affirmative vote, if any, as is required by law or by any other provision of this Restated Certificate of Incorporation or the by-laws of the Corporation, or otherwise, if the Business Transaction shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Disinterested Directors (as hereinafter defined).

(c)	The following definitions shall apply with respect to this Article EIGHTH:
1.	The term "Business Transactions" shall mean:
(A)

any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

(B)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value (as hereinafter defined) and/or involves aggregate commitments of $l0,000,000 or more or constitutes more than five percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent of the stockholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Transaction involving the assets, securities and/or commitments constituting any Substantial Part; or

(C)	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or for any amendment to the Corporation's by-laws; or
(D)

any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(E)	any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (A) to (D).

2.

The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Restated Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

3.

The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

4.

The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

5.

A person shall be a "beneficial owner" of any Capital Stock or shall "beneficially own" any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has or shares, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has or shares any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph 4 of this Section (c), the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph 5 of Section (c), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.

An "Affiliate" of, or a person "Affiliated" with a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term "Associate" used to indicate a relationship with any person, means (1) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, or (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

7.

The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph 4 of this Section (c), the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

8.

The term "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board of Directors"), while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative or agent or employee of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative or agent or employee of the Interested Stockholder and is recommended or elected to succeed the Disinterested Director by a majority of Disinterested Directors.

9.

The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock quoted on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

(d)       A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article EIGHTH on the basis of information known to them after reasonable inquiry, all questions arising under this Article EIGHTH, including, without limitation, (1) whether a person is an Interested Stockholder, (2) the number of shares of Capital Stock or other securities beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a Proposed Action is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (5) whether the assets that are the subject of any Business Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Transaction has, an aggregate Fair Market Value of $10,000,000 or more, and (6) whether the assets or securities that are the subject of any Business Transaction constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

(e)       Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

(f)        For the purposes of this Article EIGHTH, a Business Transaction or any proposal to amend, repeal or adopt any provision of this Restated Certificate of Incorporation inconsistent with this Article EIGHTH (collectively, "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (1) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the Corporation who with respect to such Interested Stockholder, would not qualify to serve as a Disinterested Director or (2) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person a majority of the Disinterested Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

(g)       Notwithstanding any other provisions of this Restated Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation or the by-laws of the Corporation), any proposal to amend or repeal Article EIGHTH of this Restated Certificate of Incorporation or to amend, repeal or adopt any provision of this Restated Certificate of Incorporation inconsistent with this Article EIGHTH which is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder; provided, however, that this Section (g) shall not apply to, and such majority vote shall not be required for, any amendment, repeal or adoption recommended by a majority of the Disinterested Directors.

IN WITNESS WHEREOF, Marsh & McLennan Companies, Inc. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 17th day of July, 2008.

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ Scott C. Budlong
Name: Scott C. Budlong
Title:	Chief Securities & Governance Counsel,

Assistant Secretary